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                                                                      EXHIBIT 99

                                ACKNOWLEDGMENT

Board of Directors and Shareholders
Provident Companies, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Provident Companies, Inc. for the registration of 6,350,000 shares of its common stock of our report dated May 12, 1999 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. that are included in its Form 10-Q/A for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        ERNST & YOUNG LLP

Chattanooga, Tennessee
June 28, 1999